Exhibit 4.17

Barristers & Solicitors / Patent & Trade-mark Agents
Norton Rose Fulbright Canada LLP 400 3rd Avenue SW, Suite 3700 Calgary, Alberta T2P 4H2 CANADA
May 12, 2015	F: +1 403.264.5973 nortonrosefulbright.com

CONSENT

TRANSMITTED VIA SEDAR

TO:                         Alberta Securities Commission

Ontario Securities Commission

Dear Sirs/Mesdames:

Re:                             TransCanada Trust - Short Form Base PREP Prospectus

We refer to the Short Form Base PREP Prospectus of TransCanada Trust dated May 12, 2015 (the “Prospectus”) relating to the offering of Trust Notes - Series 2015-A Due 2075.

We hereby consent to the reference to our firm name on the fourth page and under the headings “Certain Canadian Federal Income Tax Considerations”, “Legal Matters” and “Documents Filed As Part Of The Registration Statement” and to the reference to our opinions under the headings “Certain Canadian Federal Income Tax Considerations” in the Prospectus.

We confirm that we have read the Prospectus and that we have no reason to believe that there are any misrepresentations in the information contained therein that are derived from our opinions referred to in the Prospectus or that are within our knowledge as a result of the services performed by us in connection with our opinions referred to therein.

Yours truly,

(signed) “Norton Rose Fulbright Canada LLP”

Norton Rose Fulbright Canada LLP is a limited liability partnership established in Canada.

Norton Rose Fulbright Canada LLP, Norton Rose Fulbright LLP, Norton Rose Fulbright Australia, Norton Rose Fulbright South Africa Inc. and Norton Rose Fulbright US LLP, each of which is a separate legal entity, are members of Norton Rose Fulbright Verein, a Swiss Verein. Details of each entity, with certain regulatory information, are at nortonrosefulbright.com. Norton Rose Fulbright Verein helps coordinate the activities of the members but does not itself provide legal services to clients.